NSAR ITEM 77O
2002
VK High Yield Municipal Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1         Jacksonville FL   Bear Stearns 4000         5.33        5/21/02
              Electric System

    2         NJ Health Care    PaineWebber  2000         1.16        5/24/02
              Facility Funding
              Authority


Underwriters for #1
Bear, Stearns & Co. Inc.
Merrill Lynch & Co.
J.P. Morgan Securities Inc.
Salomon Smith Barney Inc.
Banc of America Securities LLC
Goldman, Sachs & Co.
Lehman Brothers
Morgan Stanley
UBS PaineWebber Inc.

Underwriters for #2
UBS PaineWebber Inc.
PNC Capital Markets
Bear, Stearns & Co. Inc.
Commerce Capital Markets, Inc.
Goldman, Sachs & Co.
May Davis Group
Morgan Stanley
M.R. Beal & Company
Salomon Smith Barney Inc.
Wachovia Bank, National Association